     AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     THIS AGREEMENT, originally dated as of this 19th day of July, 2007, by and between Somerset Hills Bank, a banking corporation organized and existing under the laws of the State of New Jersey, the Service Recipient, hereinafter called the “Plan Sponsor”, and Stewart McClure, Jr., the Service Provider, hereinafter called the Participant.

WITNESSETH

     WHEREAS, the Participant has now and for years past faithfully served the Plan Sponsor. It is the consensus of the Board of Directors that the Participant's services have been of exceptional merit and have constituted an invaluable contribution to the general welfare of the Plan Sponsor bringing it to its present status of operating efficiency, and its present position in its field of activity; and,

     WHEREAS, the experience of the Participant, his knowledge of the affairs of the Plan Sponsor, his reputation and contacts in the industry are so valuable that assurance of his continued services is essential for the future growth and profits of the Plan Sponsor and it is in the best interests of the Plan Sponsor to arrange terms of continued employment for the Participant so as to reasonably assure his remaining in the Plan Sponsor's employment during his lifetime or until the age of retirement; and,

     WHEREAS, it is the desire of the Plan Sponsor and the Participant to enter into this Agreement under which the Plan Sponsor will agree to make certain payments to Participant upon his Disability, retirement, termination, or in the event of his premature death while employed by the Plan Sponsor; and,

     WHEREAS, the Plan Sponsor intends that the Plan shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation plan for tax purposes and for purposes of Title I of ERISA. This Plan is not intended to qualify for favorable tax treatment pursuant to IRC Section 401(a) of the Code or any successor section or statute. This Plan is intended to comply with Code Section 409A as created under The American Jobs Creation Act of 2004 (the “Jobs Act of 2004”). It is both anticipated and expected that the terms and provisions of this Plan may need to be amended in the future to assure continued compliance. The Plan Sponsor and the Participant acknowledge that fact and agree to take any and all steps necessary to operate the plan in “good faith” based on their current understanding of the regulations;

     NOW THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained, it is agreed as follows:

ARTICLE ONE
Definitions

     DEFINITION OF TERMS. Certain words and phrases are defined when first used in later Sections of this plan. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. In addition, the following words and phrases when used herein, unless the context clearly requires otherwise, shall have the following respective meanings:

     1.01 Affiliate. Any corporation, partnership, joint venture, association, or similar organization or entity, which is a member of a controlled group of companies which includes, or which is under common control with, the Plan Sponsor under Section 414 of the Code.

     1.02 Beneficiary. The Beneficiary designated by the Participant under Section 5, or, if the Participant has not designated a Beneficiary under Section 5, the person or persons entitled to receive distributions of benefits under Section 3.

     1.03 “Cause” shall mean a “termination for just cause”, as such term is defined in Section 7.1 of the Employment Agreement.

     1.04 “Change of Control” shall be deemed to occur when any one person, or more than one person acting as a group as determined under Internal Revenue Code regulation section 1.409A -3(i)(v)(5)(B) (i) acquires ownership of stock of the Parent that constitutes more than 50 percent of the total fair market value or total voting power of the Parent, (ii) the date said person or group acquires ownership of stock of the Parent possessing 30 percent or more of the total voting power of the stock of the Parent; (iii) the date a majority of members of the Parent’s Board of Directors is replaced during any twelve (12) -month period by directors whose appointment or election is not endorsed by a majority of the members of the Parent’s board of directors before the date of the appointment or election; (iv) upon the change in the ownership of a substantial portion of the Parent, which, for this purpose, shall be deemed to occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Parent immediately before such acquisition or acquisitions or (v) the Parent engages in any merger, consolidation or similar transaction as a result of which the holders of a majority of the voting power of the outstanding stock of the Parent do not continue to hold a majority of the voting power of the outstanding stock of the resulting entity from the transaction.

     1.05 “Code” The term “Code” as used in this instrument shall refer to the Internal Revenue Code of 1986, as amended from time to time and the term “Section” as used herein shall be deemed to refer to a particular section of the Code. If, at the time in question, a particular provision of the Code has been renumbered, or the Code has been superseded by subsequent federal tax law, the reference shall be deemed to be the renumbered provisions or the corresponding provision of the subsequent law unless to do so would clearly be contrary to the expressed intention in this instrument.

     1.06 “Disability” shall mean if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or the Participant receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Plan Sponsor. A Participant will also be deemed disabled if determined to be totally disabled by the Social Security Administration or in accordance with a disability insurance program, provided that the definition of Disability applied under such disability insurance program complies with the requirements of Treasury regulation 1.409A -3(g)(4).

     1.07 “Effective Date” shall mean July 19th, 2007.

     1.08 “Employment Agreement” means that certain Employment Agreement by and between the Plan Sponsor and the Participant dated as of March 8, 2001, as subsequently amended.

     1.09 “Plan Administrator” shall be the Board of Directors or their designee. A Participant in the Plan should not serve as a singular Plan Administrator. If a Participant is part of a group of participants designated as a committee or Plan Administrator, then the Participant may not participate in any activity or decision relating solely to his or her individual benefits under the Plan; matters solely affecting the applicable Participant will be resolved by the remaining Plan Administrator members or by the Board.

     1.10 “Plan Year” means a twelve 12 month period, commencing on January 1st and ending on December 31st of each year. The initial Plan Year shall commence on the effective date of this Agreement and end December 31, 2007.

     1.11 “Retirement Date” shall mean the date the Participant attains sixty-five 65 years of age and terminates employment with the Plan Sponsor. The Board of Directors and the Participant may, by mutual written consent and in compliance with Section 409A of the Code, elect to postpone the Retirement Age.

     1.12 “Spouse” shall mean the person to whom the Participant is legally married as of the date of any event that triggers benefit payments under this Agreement.

     1.13 “Specified Employee” shall mean a key employee (as defined by Internal Revenue Code Section 416(i) without regard to paragraph (5) thereof), and as further defined in Treasury regulation 1.409A -(1)(i), of a Plan Sponsor the stock of which is publicly traded on an established securities market or otherwise within the meaning of Section 409A(2)(B)(i). Notwithstanding other provisions of this Plan to the contrary, distributions by the Plan Sponsor to Specified Employees (if any) may not be made before the date which is six (6) months after the date of Separation from Service (or, if earlier, the date of death of the specified employee) within the meaning of Treasury regulation 1.409A -(3)(g)(2). If payments to a Specified Employee are to be made in installments each installment payment to which a Specified Employee is entitled upon a Separation from Service will be delayed by six (6) months. A Participant meeting the definition of Specified Employee on December 31 or during a

12 month period ending December 31 will be treated as a Specified Employee for the 12 month period commencing the following April 1.

     1.14 “Termination of Employment” means the Participant’s ceasing to be actively employed by the Plan Sponsor for any reason, voluntary or involuntary, other than by reason of an approved leave of absence. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Plan Sponsor and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Plan Sponsor if the Participant has been providing services to the Plan Sponsor less than thirty-six (36) months).

     1.15 “Year of Plan Participation” shall mean, each twelve (12) month period during which the Participant is employed on a full-time basis by the Plan Sponsor, with a minimum of 1,000 hours of service, inclusive of any approved leaves of absence, beginning on the Participant’s date of entry into this Plan.

     1.16 “Year of Service” shall mean each twelve (12) month period during which the Participant is employed on a full-time basis by the Plan Sponsor, with a minimum of 1,000 hours of service, inclusive of any approved leaves of absence, beginning on the Participant’s date of hire.

     1.17 “Parent” shall mean Somerset Hills Bancorp or any entity becoming its successor through any transaction which does not constitute a Change of Control.

ARTICLE TWO
Employment

     2.01 Employment. The terms of the Participant’s employment with the Plan Sponsor will continue to be governed by the Employment Agreement. The supplemental retirement benefits provided by this Agreement are granted by the Plan Sponsor as a fringe benefit and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Participant has no option to take any current payment or bonus in lieu of these salary continuation benefits.

ARTICLE THREE
Benefits

     3.01 Retirement Benefit. If the Participant shall continue in the employment of the Plan Sponsor until he attains his Retirement Date, the Plan Sponsor agrees that upon such retirement it will pay to the Participant a retirement benefit of Forty-Eight Thousand dollars ($48,000.00) per year for Fifteen (15) years. Retirement benefits will be paid in One-Hundred Eighty (180) equal monthly installments of Four-Thousand dollars ($4,000.00) each and shall commence on or about the first day of the second month following the Participant’s Retirement Date subject to the conditions and limitations hereinafter set forth.

     3.02 Election by the Participant to Defer Time or Form of Distribution. The Participant and the Plan Sponsor agree that the Participant may alter the time or form of distribution of benefits to be distributed under the Agreement, provided that (1) the election to alter does not take effect until at least Twelve (12) months after the date of the election, (2) in the case of an election related to a distribution for a specified time (Retirement Date), the first payment payable under the election to alter must be deferred for a period of at least Five (5) years from the date it would otherwise have been payable, and (3) any election to alter receipt of a distribution at a specified time must be made at least Twelve (12) months prior to the date the first scheduled payment would otherwise have been due.

     3.03 Death Prior to Retirement. In the event the Participant should die while actively employed by the Plan Sponsor at any time after the date of this Agreement but prior to his Retirement Date, the Plan Sponsor will pay the sum of Forty-Eight Thousand dollars ($48,000.00) per year for Fifteen (15) years. Survivor benefits will be paid in One-Hundred Eighty (180) equal monthly installments of Four-Thousand dollars ($4,000.00) each and shall commence on or about the first day of the second month following the Participant’s date of death. Payments shall be made to such individual or individuals as the Participant may have designated in writing, filed with and been approved by the Plan Sponsor. In the absence of any effective designation of beneficiary any such amount becoming due and payable upon the death of the Participant shall be payable to his duly qualified executor or administrator.

     3.04 Death After Retirement Date. The Plan Sponsor agrees that if the Participant shall retire under Section 3.01 above, but shall die before receiving One-Hundred Eighty (180) monthly installments as provided for, it will continue to make such equal monthly installments to such individual or individuals as the Participant may have designated in writing, filed with and been approved by the Plan Sponsor for the balance of the 180 month period. In the absence of any effective designation of beneficiary any such amounts becoming due and payable upon the death of the Participant shall be payable to his duly qualified executor or administrator.

     3.05 Voluntary Termination Prior to Plan Retirement Date. If the Participant voluntarily terminates his employment at any time prior to his Plan Retirement Date, then the Participant shall not be entitled to any benefits under the terms of this Agreement.

     3.06 Termination for Cause Prior To Plan Retirement Date. If the Plan Sponsor terminates the Participant's employment for "Cause", then the Participant shall not be entitled to any benefits under the terms of this Agreement.

     3.07 Termination Without Cause Prior to Plan Retirement Date. The Plan Sponsor reserves the right to terminate the employment of the Participant at any time prior to retirement without cause. In the event that the employment of the Participant shall be terminated by the Plan Sponsor without cause, but including Disability, then this Agreement shall terminate upon the date of such termination of employment and the Plan Sponsor shall pay to the Participant as severance compensation his or her Vested Retirement Benefit. The Vested Retirement Benefit is the Retirement Benefit defined in Article 3.01 multiplied by the Vested Percentage in the following table:

Completed Years of Participation	Vested Percentage
Less than 1	20.00
1 but less than 2	40.00

Thereafter, the Participant will vest an additional 3.0% per month, so that the Participant will be fully vested in the Retirement Benefit by March 19, 2010.

This Vested Retirement Benefit shall be paid to the Participant in One-Hundred Eighty (180) equal monthly installments and shall commence on or about the first day of the second month following the Participant’s date of termination. If the termination is due to Disability, the Participant shall in all cases be 100% vested. In the event that a terminated Participant dies prior to receipt of all payments due and payable under this Article, then remaining payments shall be made to such individual or individuals as the Participant may have designated in writing, filed with and been approved by the Plan Sponsor. In the absence of any effective designation of beneficiary and such amount becoming due and payable upon the death of the Participant shall be payable to his duly qualified executor or administrator.

     3.08 Benefits When An Participant's Services Are Terminated Following A Change In Control. Upon a Change In Control, then the Participant will be 100% vested in all benefits hereunder, with payment commencing on the Retirement Date.

ARTICLE FOUR
General Limitations

     4.01 Suicide or Misstatement. No benefits shall be payable if the Participant commits suicide within two (2) years after the date of this Agreement, or if the Participant has made any material misstatement of fact on any application for life insurance purchased by the Plan Sponsor.

     4.02 Noncompete. The Participant agrees that, as a condition for his entitlement to payments by the Plan Sponsor under this Agreement, the Participant will comply with the provisions of Article II of the Employment Agreement. If at any time, the Participant violates the provisions of Article II of the employment Agreement, the Plan Sponsor’s obligation to make any future payments to the Participant or the Participant’s Beneficiary pursuant to this Agreement shall terminate immediately upon the occurrence of such violation.

     4.03 Acceleration of Payments. Acceleration of payments is permitted only upon certain limited events. Except as provided for below the Plan may not permit the acceleration of the time or schedule of any payment under the Plan. A prohibited acceleration is not deemed to occur if the Participant waives or accelerates the satisfaction of a condition constituting a substantial risk of forfeiture applicable to such a deferral of Compensation, provided that the requirements of Section 409A of the Code are otherwise satisfied with respect to such deferral of Compensation. Otherwise, the permitted acceleration event must be due to certain specific causes including the following:

(a) Domestic Relations Order. The Plan may permit direct payment of a Participant’s Benefits to an individual other than a Participant as necessary to fulfill a domestic relations order, as defined in Section 414(p)(1)(B) of the Code.

(b) Conflicts of Interest. The Plan may permit such acceleration of the time or schedule of payment under the Plan as may be necessary to comply with a certificate of divesture.

(c) De Minimis and Specified Amounts. The Plan may permit the acceleration of the time or schedule of payment to a Participant, provided that (i) the payment accompanies the termination of the entirety of the Participant’s interest in the Plan; (ii) the payment is made on or before the later of (A) December 31 of the Calendar Year in which occurs the Participant’s Separation from Service from the Plan Sponsor or (B) the date is 2 ½ months after the Participant’s Separation from Service from the Plan Sponsor; and (iii) the payment is not greater than $10,000.

     4.04 Excise Tax: If all or any portion of the amounts payable to the Participant under the terms of this Plan, either alone or together with other payments which the Participant has the right to receive from the Plan Sponsor or any of its Affiliates, constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code 1986, as amended (the “Code”), that are subject to the excise tax imposed by Section 4999 of the code (or any successor sections), the Plan Sponsor or success entity shall increase the amounts payable hereunder to the extent necessary to place the Participant in the same after-tax position as he would have been in had no such excise tax been imposed on the payments hereunder. The determination of the amount of any such excise taxes shall initially be made by the independent account firm employed by the Plan Sponsor immediately prior to the Change in Control.

     If at a later date it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, assessment by the Internal Revenue Service or otherwise) that the amount of excise taxes payable by the Participant is greater than the amount initially so determined, then the Plan Sponsor or successor entity shall pay the Participant an amount equal to the sum of (i) such additional excise taxes, plus (ii) any interest, fines and penalties with respect to such additional excise taxes, plus (iii) the amount necessary to reimburse the Participant for any income, excise or other taxes payable by the Participant with respect to the amounts specified in (i) and (ii) above and the reimbursement provided in this clause (iii).

     ARTICLE FIVE
Termination, Amendment or Modification

     5.01 Termination. Although the Plan Sponsor anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Plan Sponsor will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Plan Sponsor reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its Eligible Employees, by action of its Board or other similar governing body subject to following restrictions imposed by IRC Section 409A.

     (a) Distributions will be permitted if the Plan is terminated within 12 months of a corporate dissolution taxed under IRC Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of:

(1)	The Calendar Year in which the Plan termination occurs;

(2)	The Calendar Year in which the amount is no longer subject to a substantial risk of forfeiture; or

(3)	The first Calendar Year in which the payment is administratively practicable.

     (b) Distributions will be permitted if the Plan Sponsor has discretion under the Plan to terminate the Plan within 30 days preceding or the 12 months following a Change in Control event (as defined in IRC Section 1.409A -2(g)(4)(i)), then the plan will be treated as terminated only if all substantially similar arrangements sponsored by the Plan Sponsor are terminated so that all participants in all similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

     (c) The Plan Sponsor may also terminate the Plan and make distributions provided that:

(1) All plans sponsored by the Plan Sponsor would be aggregated with any terminated arrangements if the same Participant participated in all of the arrangements terminated;

(2) No payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the plan termination;

(3) All payments are made within twenty-four (24) months of the Plan termination; and

(4) The Plan Sponsor does not adopt a new plan that would be aggregated with any terminated plan if the same Participant participated in both arrangements, at any time within five years following the date of termination of the Plan.

Notwithstanding the provision of Section [3] above, upon any termination of the Plan pursuant to this Section 5.01(c), distributions under the Plan shall be made within sixty (60) days of the termination of the Plan.

     5.02 Amendment. The Plan Sponsor may, at any time, amend or modify this Plan in whole or in part by the action of its Plan Administrator; provided, however, that, except to the extent necessary to bring the Plan into compliance with Section

409A(a)(2),(3), or (4), no amendment or modification shall be effective to decrease the value or vested percentage of a Participant’s benefit. The amendment or modification of this Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under this Plan as of the date of the amendment or modification.

ARTICLE SIX
Beneficiary Designations

     6.01 Beneficiary Designations. The Participant shall designate a beneficiary by filing a written designation with the Plan Sponsor. The Participant may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Participant and accepted by the Plan Sponsor during the Participant’s lifetime. The Participant’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Participant, or if the Participant names a spouse as beneficiary and the marriage is subsequently dissolved. If the Participant dies without a valid beneficiary designation, all payments shall be made to the Participant’s duly qualified executor or administrator.

     6.02 Facility Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his property, the Plan Sponsor may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Sponsor may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Plan Sponsor from all liability with respect to such benefit.

ARTICLE SEVEN
Funding

     7.01 Funding. Except as otherwise provided under Section 3.08 hereof, the Plan Sponsor reserves the absolute right at its sole and exclusive discretion either to fund the obligations of the Plan Sponsor undertaken by this Agreement or to refrain from funding the same, and to determine the extent, nature, and method of such funding. Should the Plan Sponsor select to fund this Agreement, in whole or in part, through the medium of life insurance or annuities, or both, the Plan Sponsor shall be the owner and beneficiary of the policy. The Plan Sponsor reserves the absolute right, in its sole discretion, to terminate such life insurance or annuities, as well as any other funding program, at any time, either in whole or in part. At no time shall the Participant be deemed to have any right, title, or interest in or to any specified asset or assets of the Plan Sponsor, including, but not by way of restriction, any insurance or annuity contract or contracts or the proceeds therefrom. Any such policy shall not in any way be considered to be security of the performance of the obligations of this Agreement. It shall be, and remain, a general, unpledged, unrestricted asset of the Plan Sponsor. If the Plan Sponsor purchases a life insurance or annuity policy on the life of the Participant or the Participant’s spouse, he agrees to sign any papers that may be required for that purpose and to undergo any medical examination or tests which may be necessary.

     7.02 This Section shall not be construed as giving the Participant or his beneficiary any greater rights than those of any other unsecured Creditor of the Plan Sponsor.

ARTICLE EIGHT
Claims and Review Procedures

8.01  Claims Procedure:

     (a) Claim. A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Plan Administrator, setting forth his or her claim. The request must be addressed to the Plan Administrator at the Plan Sponsor’s then principal place of business. The claims procedure of this Article 10.1 shall be applied in accordance with Section 503 of ERISA and Department of Labor Regulation Section 2560.503 -1.

     (b) Claim Decision. Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within 90 days after the receipt of the benefits claim by the Plan Administrator and that the Plan Administrator shall, in fact, deliver such reply within such period. The Plan Administrator may, however, extend the reply period for an additional 90 days, unless the Plan Administrator determines that special circumstances require an extension of time for making a determination with respect to the benefits claim. If the Plan Administrator determines that an extension of time for making a determination with respect to the benefits claim is required, the Plan Administrator shall provide the Claimant with written notice of such extension prior to the end of the initial 90 day period. The extension notice shall indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render the benefit determination. If the claim is denied in whole or in part, the Plan Administrator shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(i)	The specific reasons for such denial;

(ii)	Specific reference to pertinent provisions of this Plan on which such denial is based;

(iii)	A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; and

(iv)	A description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the appeal of the denial of the benefits claim.

     (c) Request for Review. Within 60 days after receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Review Plan Administrator (as defined below) review the Plan Administrator’s determination. Such request must be addressed to the Plan Administrator at the Plan Sponsor’s then principal place of business. The Claimant shall be afforded the opportunity to submit written comments, documents, records, and other information relating to the benefits claim, and the Claimant shall be provided, upon request and free of charge, reasonable access to all documents, records and other information relevant to the Claimant’s benefits claim. A document, record or other information shall be considered “relevant” to the benefits claim as provided in Department of Labor Regulation Section 2560-503-1(m)(8). The review on appeal by the Board of the Plan Sponsor shall take into account all comments, documents, records and other information submitted by the Claimant, without regard to whether such information was submitted or considered in the Plan Administrator’s initial determination with respect to the benefits claim. If the Claimant does not request a review of the determination within such 60-day period, he or she shall be barred and estopped from challenging the determination.

     (d) Review of Decision. The Review Plan Administrator shall advise the Claimant in writing of the Review Plan Administrator’s determination of the appear within 60 days of the Review Plan Administrator’s receipt of Claimant’s written request for review, unless special circumstances (such as a hearing) would make the rendering of a determination within the 60 day period infeasible, but in no event shall the Review Plan Administrator render a determination regarding the denial of a claim for benefits later than 120 days after its receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the date the extension period commences. If the Claimant’s appeal of the denial of the Claimant’s benefits claim is denied in whole or in part, the Review Plan Administrator shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(i)	The specific reasons for such denial of the appeal;

(ii)	Specific reference to pertinent provisions of this Plan on which such denial of the appeal is based;

(iii)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s benefits claim (and a document, record or other information shall be considered “relevant” to the benefits claims as provided in Department of Labor Regulation Section 2560.503-1(m)(8); and

(iv)	A statement describing the Claimant’s right to bring an action under ERISA Section 502(a).

     (e) Review Plan Administrator. The Plan Administrator may from time to time appoint a review panel that may consist of two or more individuals who may, but need not, be employees of the Plan Sponsor (the “Review Plan Administrator”). If no such Review Plan Administrator is named, the Board of the Plan Sponsor shall be deemed the Review Plan Administrator for purposes of this Article. The Review Plan Administrator shall be the named fiduciary that has the authority to act with respect to any appeal from a denial of benefits or a determination of benefit rights.

     8.02 Arbitration of Claims. All claims or controversies arising out of or in connection with this Plan shall, subject to the initial review provided for in the foregoing provisions of this Article be resolved through arbitration as provided in this Article. Except as otherwise provided or by mutual agreement of the parties, any arbitration shall be administered under and by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), in accordance with the JAMS procedure then in effect. The arbitration shall be held in the JAMS office nearest to where the Claimant is or was last employed by the Plan Sponsor or at a mutually agreeable location. The prevailing party in the arbitration shall have the right to recover its reasonable attorney’s fees, disbursements and costs of the arbitration (including enforcement of the arbitration decision), subject to any contrary determination by the arbitrator.

ARTICLE NINE
Administration

     9.01 Plan Administrator Duties. The Plan Administrator shall be responsible for the management, operation and administration of the Plan. The Plan Administrator shall act at meetings by affirmative vote of a majority its members. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a unanimous written consent to the action is signed by all members and such written consent if filed with the minutes of the proceedings of the Plan Administrator. A member shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chair or any other member or members of the Plan Administrator designated by the Chair may execute any certificate or other written direction on behalf of the Plan Administrator. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant or the Plan Sponsor. No provision of this Plan shall be construed as imposing on the Plan Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

     9.02 Plan Administrator Authority. The Plan Administrator shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish it purposes, including, but not by way of limitation, the following:

1.	To construe and interpret the terms and provisions of this Plan;

2.	To compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries; to determine the time and manner in which such benefits are paid; and to determine the amount of any withholding taxes to be deducted;

3.	To maintain all records that may be necessary for the administration of this Plan;

4.	To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

5.	To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan as are not inconsistent with the terms hereof;

6.	To administer this Plan’s claims procedures;

7.	To approve election forms and procedures for use under this Plan; and

8.	To appoint a plan recordkeeper or any other agent, and to delegate to them such powers and duties in connection with the administration of this Plan as the Plan Administrator may from time to time prescribe.

     9.03 Binding Effect of Decision. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan, subject to decisions made or taken following a Change of Control, to de novo review by an arbitrator acting pursuant to Section 10.2.

     9.04 Compensation, Expenses and Indemnity. The members shall serve without compensation for their services hereunder. The Plan Administrator is authorized at the expense of the Plan Sponsor to employ such legal counsel and/or Plan recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expense and fees in connection with the administration of this Plan shall be paid by the Plan Sponsor.

     9.05 Plan Sponsor Information. To enable the Plan Administrator to perform its functions, the Plan Sponsor shall supply full and timely information to the Plan Administrator, on all matters relating to the Compensation of its Participants, the date and circumstances of the Disability, death, or Separation from Service of its Employees or Directors who are Participants’, and such other pertinent information as the Plan Administrator may reasonably require.

     9.06 Periodic Statements. Under procedures established by the Plan Administrator, a Participant shall be provided a statement of account on an annual basis (or more frequently as the Plan Administrator shall determine) with respect to such Participant’s Accounts and vested percentages thereof as of the last day of the preceding calendar quarter and the then current contact information for the Plan Administrator.

ARTICLE TEN
Miscellaneous

     10.01 Alienability. Neither the Participant, his widow, nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable under this Agreement, in addition no such benefit shall be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owed by the Participant or his beneficiary or any of them, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event the Participant or any beneficiary attempts assignment, commutation, hypothecation, transfer, or disposal of the benefit hereunder the Plan Sponsor's liabilities shall forthwith cease and terminate.

     10.02 Participation in Other Plans. Nothing contained in this Agreement shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Participant to participate in and be covered by any Pension, Profit-Sharing, Group Insurance, Bonus or similar employee plans which the Plan Sponsor may now or hereafter have.

     10.03 Reorganization. The Plan Sponsor shall not merge or consolidate into or with another Plan Sponsor, or reorganize, or sell substantially all of its assets to another Plan Sponsor, firm, or person unless and until such succeeding or continuing Plan Sponsor, firm, or person agrees to assume and discharge the obligations of the Plan Sponsor under this Agreement. Upon the occurrence of such event, the term "Plan Sponsor" as used in this Agreement shall be deemed to refer to such successor or survivor Plan Sponsor.

     10.04 Benefits and Burdens. This Agreement shall be binding upon and inure to the benefit of the Participant and his personal representatives, to the Plan Sponsor, and any successor organization which shall succeed to substantially all of either the Plan Sponsor's assets or its business without regard to the form of such succession.

     10.05 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan shall be in writing and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the addressee’s last known address as shown on the records of the Plan Sponsor. The date of such mailing shall be deemed the date of notice consent or demand. Any person may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.

     10.06 Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Plan Sponsor to discharge the Participant, or restrict the right of the Participant to terminate his employment.

     10.07 Tax Withholding. The Plan Sponsor shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

     10.08 Entire Agreement. This Agreement constitutes the entire agreement between the Plan Sponsor and the Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Agreement other than those specifically set forth herein.

     10.09 Designated Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Plan Sponsor shall be named fiduciary and Plan Administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

     10.10 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of New Jersey, except to the extent preempted by the laws of the United States of America.

     10.11 Compliance Clause. In the event any provision of this Agreement or the application thereof, is or becomes inconsistent with Code Section 409A and any regulations promulgated thereunder, such provision shall be void or unenforceable. The other provisions of this Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the Plan Sponsor and the Participant has executed this Agreement as of the day and year first written above.

WITNESS:

Somerset Hills Bank

___________________________________	By: ____________________________________

Title: ___________________________________

___________________________________	_______________________________________
Stewart McClure, Jr.
Participant

Somerset Hills Bank
Supplemental Executive Retirement Plan
Beneficiary Designation Form

     In accordance with the rights granted to me in the “Supplemental Executive Retirement Plan”, I do hereby designate as Beneficiary thereunder to receive payments thereunder in the event of my death:

     Primary Beneficiary: ______________________________________
     Relationship: ___________________________________

     1st Contingent Beneficiary: _________________________________
     Relationship: ___________________________________

     I further reserve the privilege of changing the Beneficiary herein named at any time or times without the consent of any such beneficiary.

     This designation is made upon the following terms and conditions:

1.	The word "Beneficiary" as used herein shall include the plural, Beneficiaries, wherever the Agreement permits.

2.	For purposes of this Beneficiary Designation, no person shall be deemed to have survived the Participant if that person dies within thirty (30) days of the Participant's death.

3.	Beneficiary shall mean the Primary Beneficiary if such Primary Beneficiary survives the Participant by at least thirty (30) days, and shall mean the 1st

Contingent Beneficiary if the Primary Beneficiary does not survive the Participant by at least thirty (30) days.

4.	If the Primary Beneficiary shall be deceased on any annual payment date provided in said Agreement, any and all remaining annual payments shall be payable to the 1st Contingent Beneficiary unless the executors or administrators of said deceased Beneficiary are named as Primary Beneficiary hereinabove.

5.	If more than one Beneficiary is named within the same class (i.e., Primary or 1st Contingent), then annual payments shall be made equally to such Beneficiaries unless otherwise provided hereinabove. If any such Beneficiary dies while receiving annual payments under said Agreement, any and all remaining payments shall continue to be made to the surviving Beneficiaries of such class and to the legal heirs of the deceased Beneficiary, which legal heirs shall receive the amount which was being received by said deceased Beneficiary. If all of the Beneficiaries of a class shall die, any and all remaining payments shall be made to the next class of Beneficiaries, as provided under Paragraph 4 above.

6.	If none of the Beneficiaries named hereinabove are living on any said annual payment date, any and all remaining payments shall be made to the Participant’s executors or administrators, or upon their written request, to any person or persons so designated by them.

7.	If any such annual payments shall be payable to any trust, the Plan Sponsor shall not be liable to see to the application by the Trustee of any payment hereunder at any time, and may rely upon the sole signature of the Trustee to any receipt, release or waiver, or to any transfer or other instrument to whomsoever made purporting to affect this nomination or any right hereunder.

8.	A Participant’s Beneficiary designation shall be deemed automatically revoked if the Participant names a spouse as Beneficiary and the marriage is later dissolved or the spouse dies. Without limiting the generality of the foregoing, the interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant or whose marriage with the Participant has been dissolved shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

     This designation cancels and supersedes any Designation of Beneficiary heretofore made by me with respect to said Agreement and the right to receive payments thereunder.

Dated: _________________ Participant:___________________________________________

Received this ___ day of ________________, 20__	By: _______________________________
FOR THE PLAN SPONSOR